Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Functional Brands Inc. (“we,” “us,” “our,” and the “Company”) has its shares of common stock listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbols “MEHA”.

CAPITAL STOCK

The following description of our capital stock is intended as a summary and is qualified in its entirety by reference to the provisions of our certificate of incorporation, as amended and our bylaws, which are included as exhibits to this Annual Report on Form 10-K of which this exhibit is a part, and to the relevant sections of the Delaware General Corporation Law (the “DGCL”).

General

Our authorized capital stock consists of:

●	220,000,000 shares of common stock, par value $0.00001 per share.

●	1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Holders of shares of Common Stock are entitled to the rights set forth below.

Voting Rights

Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Under our articles of incorporation and bylaws, any corporate action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Shareholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our certificate of incorporation, as amended provides that shares of preferred stock of the Company may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock of the Company authorized, and with such powers, including voting powers, if any, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares of preferred stock of the Company. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock of the Company, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board is able to, without stockholder approval, issue preferred stock of the Company with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects.

Each series of shares of preferred stock of the Company: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Company, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company (or any other securities of the Company) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the issue of any additional shares (including additional shares of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding shares of the Company, if any; and (viii) may have such other preferences, qualifications, privileges, options and other relative or special rights and limitations, if any; as are stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares of preferred stock of the Company.

Anti-Takeover Provisions

Certain Anti-takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

As a Delaware corporation, we are governed by the provisions of Section 203 of the DGCL, which generally has an anti-takeover effect for transactions not approved in advance by our Board. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of Functional Brands’ voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

●	upon consummation of the transaction which resulted in the stockholder becoming an interested outstanding, shares owned by:

●	persons who are directors and also officers, and

●	employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors are authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Size of Board and Vacancies

Our bylaws provide that the number of directors on the Board may be increased or decreased at any time by amendment of the Bylaws. A decrease in number does not have the effect of shortening the term of any incumbent director. All vacancies in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill any vacancy will hold office for the unexpired term of his or her predecessor and until a successor is elected and qualified. Any vacancy to be filled due to an increase in the number of directors may be filled by the Board of Directors for a term lasting until the next election of directors by the stockholders.

Removal of directors

Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time by a vote of the holders of a majority of shares entitled to vote at an election of shareholders.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called by the President of the Company, by the Board of Directors or by the holders of at least one-tenth of all shares entitled to vote at the meeting.

Cumulative Voting

The holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few shareholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other shareholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without further vote or action by our stockholders. We may use additional shares for a variety of purposes, including to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could also discourage attempts by third parties to obtain control of the Company through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly.

Amendments to Bylaws

Our Bylaws that the Board may make, alter, amend or repeal the bylaws without the assent or vote of the stockholders. Any such alteration and amendment to the Bylaws may be changed or repealed by an affirmative vote of the holders of a majority of the stock entitled to vote at any stockholders’ meeting.

Further, the Bylaws also provide that the Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding at any regular or special stockholder meeting.

Limitation of Liability and Indemnification of Directors and Officers

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification, except as disclosed below. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for shares of Common Stock is Endeavor Trust Corporation. The address of the transfer agent and registrar is 702 - 777 Hornby Street, Vancouver, BC, V6Z 1S4.

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